                                                            EXHIBIT 10(iii)(a)27

                                                                November 5, 2002

Mr. C. M. Armstrong

Dear Mike:

         In recognition of the contributions you have made to the successful spin-off of AT&T Broadband and the close of the merger with Comcast, the Board of Directors of AT&T Corp. (the "Board") has awarded you a Completion Bonus equal to two million, five hundred thousand dollars ($2,500,000).

         Effective on the date of the successful close of the merger (the "Effective Date"), AT&T Corp. (the "Company") will apply the Completion Bonus to establish a special individual deferred account (the "Deferred Account") for you. The maintenance, vesting, forfeiture and distribution of the Deferred Account shall be in accordance with the following terms and conditions.

         The Company shall credit the Deferred Account with an initial balance equal to the Completion Bonus of two million, five hundred thousand dollars. The Deferred Account will be credited with interest from the Effective Date to the end of the first calendar quarter following the Effective Date, at a rate equal to one-quarter (1/4) of the average annual rate applicable to actively traded 10 Year Treasury Notes for the prior calendar quarter plus .5%. The Deferred Account will be credited with interest as of the end of each calendar quarter thereafter, compounded quarterly, at a rate equal to one-quarter (1/4) of the average annual rate applicable to actively traded 10 Year Treasury Notes for the prior calendar quarter plus .5%. Interest credited to the Deferred Account will be calculated in accordance with procedures determined by the Company in its sole and absolute discretion.

         The Deferred Account, including interest, shall be paid in ten (10) approximately equal annual installments beginning in the calendar quarter immediately following your 65th birthday.

         The Deferred Account will be maintained as a bookkeeping account on the records of the Company, and you will have no present ownership right or interest in the Deferred Account, or in any assets of the Company with respect thereto. You shall not have any right to receive any payment with respect to the Deferred Account, except as expressly provided herein. The Deferred Account may not be assigned, pledged or otherwise alienated by you and any attempt to do so, or any garnishment, execution or levy of any kind with respect to the Deferred Account, will not be recognized.

         This Agreement may not be amended or waived, unless the amendment or waiver is in a writing signed by you and AT&T's Executive Vice President - Human Resources, and the Board.

         The Deferred Account will be 100% vested on the Effective Date, with respect to the initial balance credited thereto, and will be 100% vest from time to time thereafter, with respect to interest credited to the Deferred Account. As of the Effective Date you will be responsible for applicable FICA and Medicare taxes on the initial amount credited to the Deferred Account.

         In the event of your termination of employment for Cause (as defined below) prior to the Effective Date, the Completion Bonus shall be forfeited.

         In the event of your termination of employment from the Company, due to Long Term Disability as defined below, or your death, prior to the Effective Date, the entire Completion Bonus will become vested and be distributed to you or your named beneficiary (or your estate if no beneficiary has been named), in a lump sum payment as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your termination of employment occurs.

         In the event of a Company-initiated termination for other than Cause prior to the Effective Date, the entire Completion Bonus shall become vested and be distributed to you in a lump sum payment as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your termination occurs.

         For purposes of this Agreement:

         a)  "Cause" termination shall mean:

             (i) your conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

             (ii) violation by you of the Company's Code of Conduct or
                  Non-Competition Guideline;

             (iii)gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the Company or any of its affiliates; or

             (iv) repeated failure to carry out the duties of your position despite specific instruction to do so.

         (c) "Long Term Disability" shall mean termination of your employment with the Company with eligibility to receive a disability allowance under the AT&T Long Term Disability Plan for Management Employees or a replacement plan.

         It is understood and agreed that you will not talk about, write about or otherwise publicize the terms or existence of this Agreement or any fact concerning its execution or implementation unless required by law or to enforce the terms of this Agreement. You may, however, discuss its contents with your spouse, legal and/or financial counselor, provided that you advise them of your obligations of confidentiality and that any disclosures made by any of them may be treated by the Company as disclosures made by you for purposes of this provision.

         THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT AND SHOULD NOT BE CONSTRUED OR INTERPRETED AS CONTAINING ANY GUARANTEE OF CONTINUED EMPLOYMENT. THE EMPLOYMENT RELATIONSHIP WITH THE COMPANY IS BY MUTUAL CONSENT ("EMPLOYMENT-AT-WILL"). THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO TERMINATE THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON. LIKEWISE, THE COMPANY RESERVES THE RIGHT TO DISCONTINUE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE AT ANY TIME AND FOR ANY REASON.

         Credits to and payments from the Deferred Account are in addition to and not in lieu (nor will they or anything in this Agreement postpone, reduce or negatively impact) any qualified or non-qualified pension, savings, or other retirement plan, program or arrangement covering you. Credits to and payments from the Deferred Account provided under this Agreement are subject to payroll tax withholding and reporting, and amounts credited to and amounts paid from the Deferred Account are not included in the base for calculating benefits (nor shall such amounts offset any benefits) under any employee or Senior Management benefit plan, program or practice.

         You understand that the terms of Agreement shall apply to the Company and its successors. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of a sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any combination or form thereof by the Company shall be construed as a termination of your employment and will not be considered a termination for purposes of this Agreement.

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rule.

         In addition, all of the benefits provided under this Agreement are subject to forfeiture if you violate the AT&T Non-Competition Guideline, a copy of which has been previously provided to you.

         Congratulations Mike! If you agree with the terms and conditions detailed above, sign and date this Agreement in the spaces provided below and return the original executed copy to me.

                                                              Sincerely,

/s/  C. Michael Armstrong                   11/21/02
-------------------------------             ---------------------
Acknowledged and Agreed to                         Date